EXHIBIT 23.2.2




                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


The Board of Directors
Aetna Life and Casualty Company:

We consent to the incorporation by reference in the registration statement on Form S-8 filed by Travelers Group Inc. of our report on the combined financial statements of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries dated February 28, 1996 which is included in the Travelers Group Inc. Form 8-K/A-1 dated April 2, 1996 incorporated herein by reference. Our report refers to a change to the methods of accounting for certain investments in debt and equity securities, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts in 1993.

                    /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
April 24, 1996



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